Exhibit 99

Press Release

United Heritage Corporation to restate financial statements for fiscal years 2002 through 2005.

Midland, Texas (June 16) -United Heritage Corporation (NASDAQ:UHCP) today announced that, as a result of the review of its recently completed independent engineering reports, it will restate its financial statements for the fiscal years 2002 through 2005.

The restatement is focused primarily on the reserves reported for the Cato Unit and Wardlaw Field. Although a final determination has not yet been made regarding the changes to the reserves reported, the restatement will reduce the amount of proved reserves and increase the amount of unproved reserves included in the Company’s financial statements during the fiscal years at issue.

As previously announced, United Heritage Corporation is merging with Lothian Oil Inc., which operates and continues to develop the Company’s oil and gas properties. Upon completion of the merger, the Company will change its name to Lothian Oil Inc. and will own and operate six properties in New Mexico, Texas, and Louisiana.

United Heritage Corporation is an oil and gas exploration and production company based in Midland, Texas. Through its subsidiaries, it holds four leasehold properties in Edwards County, Texas and Chaves and Roosevelt Counties, New Mexico.

Lothian Oil Inc. is an oil and gas exploration and development company that acquires and manages oil and gas properties that have recognized and unrealized value. Headquartered in New York, Lothian Oil Inc. has offices in Midland, Texas and Artesia, New Mexico. Lothian Oil Inc. currently operates oil and gas properties in the Permian Basin of southeast New Mexico, and the Gulf Coast Basin of Louisiana.

All statements in this news release that are not statements of historical fact, including statements about the expected completion of the merger, are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Many of these risks and uncertainties are identified in filings made by United Heritage with the Securities and Exchange Commission. United Heritage assumes no obligation to update these forward-looking statements, and does not intend to do so. Please refer to the risk factors and other information included in the Form 10-KSB and other filings filed by United Heritage with the Securities and Exchange Commission

Contact:
United Heritage Corporation
C. Scott Wilson, Chief Executive Officer
Tel: (432) 686 2618 Fax: (432) 686 2644